                                                    Filed Pursuant To 424(B)(3)
                                                    File No. 333-24115


                             ABFS INVESTMENT NOTES
                          BEGIN EARNING THESE HIGH RATES

                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 15, 1998


                    Term                 Rate           Annual Yield
                 ---------              ------          ------------
                  3 Months               7.75%             8.05%
                  6 Months               8.00%             8.32%
                 12 Months               8.60%             8.97%
                 18 Months               8.70%             9.08%
                 24 Months               8.85%             9.25%
                 30 Months               8.95%             9.36%
                 36 Months               9.10%             9.52%
                 48 Months               9.35%             9.80%
                 60 Months              10.35%            10.90%
                 84 Months              10.45%            11.01%
                120 Months              10.60%            11.18%
                Money Market Notes       6.15%             6.34%*

Minimum for Investment Notes and Money Market Notes $1,000

For more information call 1-800-776-4001

                                                          [LOGO]
American Business                                       TEN YEARS
Financial Services, Inc.                            Established 1988

BalaPointe Office Centre
111 Presidential Boulevard, Suite 215
Bala Cynwyd, PA 19004
www.ABFSonline.com

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                       IS A NASDAQ LISTED COMPANY (ABFI).

      An offer can only be made by the Prospectus dated February 10, 1998, delivered in conjunction with this Rate Supplement dated September 15, 1998.
     See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

    *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through October 8, 1998. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.